UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

______________________

Date of Report (Date of earliest event reported):  March 25, 2005

eCollege.com

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28393 (Commission File Number)	84-1351729 (I.R.S. Employer Identification No.)

4900 South Monaco Street, Denver, Colorado 80237

(Address of principal executive offices)

Registrant's telephone number, including area code: (303) 873-7400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) On March 25, 2005, Arthur Benjamin resigned, effective immediately, as Executive Vice President of eCollege.com (the “Company”) and Chairman of the Board of Directors and Chief Executive Officer of Datamark, the Company’s Enrollment Division.

(c) On March 25, 2005, the Board of Directors elected Thomas L. Dearden as Chief Executive Officer and Robert Haimes as Chief Operating Officer of the Company’s Enrollment division. Such appointments were effective on March 25, 2005.

Mr. Dearden, 48, has served as President and Chief Operating Officer of Datamark since October 31, 2003 (the date on which the Company acquired Datamark) and as Executive Vice President and Chief Operating Officer of Datamark, Inc. from June 2000 through October 2003. Prior to that time, Mr. Dearden served as Vice President of Operations for the Datamark division of Focus Direct, Inc. since 1998. Mr. Dearden’s previously-existing employment agreement remains in effect. The agreement provides for an annual salary (currently $182,000) in addition to a cash bonus opportunity and 50,000 share rights. In the event Mr. Dearden is terminated without cause or resigns for good reason, he will receive severance equal to six months’ salary plus his pro rata annual bonus through the date of termination, and vesting of his share rights will accelerate.

Mr. Haimes, 43, has served as the Company’s Senior Vice President of Corporate Strategy since January 2004 and continues to hold the position of Senior Vice President.. Prior to January 2004, Mr. Haimes served as the Company’s Senior Vice President of Strategy and Market Communications since January 2003, as Senior Vice President of Market and Product Management since August 2001 and Vice President of Marketing from November 1999 through August 2001. Mr. Haimes’ previously-existing employment agreement remains in effect. Such agreement provides for an annual salary (currently $210,000) in addition to a cash bonus opportunity. In the event Mr. Haimes is terminated without cause, he will receive six months’ salary as severance.

Messrs. Dearden and Haimes were elected by the Board of Directors to serve in their respective capacities until their successors are elected and qualified or until their earlier resignation or removal.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2005

eCollege.com
By: /s/ Oakleigh Thorne Oakleigh Thorne, Chief Executive Officer